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                                                                   EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Independent Certified Public Accountants" in the Registration Statement (Form S-3) and related Prospectus of United States Filter Corporation for the registration of 1,150,000 shares of common stock and to the incorporation by reference therein of our report dated February 8, 1996, except for Notes 4 and 10, as to which the date is May 10, 1996, with respect to the consolidated financial statements of Zimpro Environmental, Inc. included in the Current Report on Form 8-K of United States Filter Corporation dated May 31, 1996, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP
                                              Ernst & Young LLP

Minneapolis, Minnesota
December 11, 1996